CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE ITIS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SECURITY MATTERS LTD. IF PUBLICLY DISCLOSED.

Exhibit 10.16

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into on January 1st, 2015 (the “Effective Date”), by and between Isorad Ltd., a company duly registered under the laws of Israel, PC # 520027475 located having a place of business at Soreq NRC, Yavne 810000, Israel (“Isorad”) and Security Matters, Ltd., an Israeli corporation PC # 515125771, having a place of business at Kibbutz Ketura, DN HevelEilot 8884000, Israel (“Company”). (Each of Isorad and the Company, a “Party”, and collectively the “Parties”).

WHEREAS, Isorad represents and warrants that it has been granted the right to commercialize the Licensed Patent (as hereinafter defined) by Soreq NRC (“Soreq”);

WHEREAS, the Company is interested in engaging the Consulting Services of Soreq to further research and develop the Licensed Technology and to develop products and services based thereon;

WHEREAS, the Company wishes to obtain a license with respect to the Licensed Technology and the results of any research and development activities described above in order to develop and commercialize products and services based thereon; and

WHEREAS, Company has represented to Isorad that Company shall commit itself to diligent efforts to develop and commercialize such products and services and that it has the financial capacity and the strategic commitment to develop and commercialize such products and services.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Terms capitalized herein shall have the meanings set forth below.

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

1.2 “Atomic Chemical Marking” means marking methods based on selective detection of specific atoms or molecules inserted mainly for this purpose.

1.3 “Consulting Services” means the services of Soreq and any one on its behalf to be performed regarding the Licensed Technology and the Licensed Products as described in the Statement of Work (“SOW”) attached hereto as Exhibit A and in additional SOWs that may be entered into by Soreq and the Company from time to time subject to mutual written consent of the Company and Soreq.

1.4 “Consulting Services Terms and Conditions” means Soreq’s terms and conditions of service attached hereto as Exhibit B and as may be amended by Soreq from time to time.

1.5 “Consulting Services Results” means any patents, patent applications, information, know how, methods, processes, material, devices, data and other results arising from the performance of the Consulting, Services.

1.6 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. Without limiting the foregoing, Control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.7 “Development Plan” means the plan for the research, development and commercialization of the Licensed Products attached hereto as Exhibit C, as such plan may be adjusted from time to time pursuant to Section 5.2.

1.8 “Development Results” means any patents, patent applications, information, know how, methods, processes, material, devices, data and other results arising from the Development Plan and/or the research, development and commercialization of Licensed Products by the Company.

1.9 “Exit Consideration” means the total consideration paid to, received by, or distributed to, the Company and/or its shareholders and/or its Affiliates in connection with an Exit Event, of any nature, including, without limitation, all cash, securities or other property which is received by Company and/or its shareholders in connection with such Exit Event.

1.10 “Exit Event” means a transaction or series of transactions producing in a combined fashion one event, which is (a) a merger with a third party, excluding a merger following which Company is the surviving corporation and the shareholders of Company prior to the merger constitute the majority of the shareholders following such merger; (b) acquisition type transaction involving the sale of all or a substantially of the shares of the Company to an acquiring Person or merged Person; (c) the sale of all or substantially all the assets of the Company; or(c) results in the transfer or assignment of this Agreement (with the prior written consent of Isorad, as required hereunder), (d) an initial public offering of the Company’s shares (“IPO”); excluding, in all cases, a transaction with a subsidiary or a transaction effected for the sole purpose of changing the domicile or corporate restructuring and/or reorganization.

1.11 “Field” means Atomic Chemical Marking, [*********] [**********] [*********] [*********] [********] [*********] and (ii) any uses for the Israeli Security Forces and/or its purposes.

1.12 “Fully Diluted Basis” means the number of Ordinary Shares issued and outstanding as of the time of applicable calculation, after giving effect to the conversion and exercise of all outstanding vested and granted convertible securities, other options and warrants, and securities that may be issued upon conversion of shares, as well as all other rights of any kind to acquire shares of the Company.

1.13 “Gross Sales” means the total amount invoiced or received by the Company and/or its Affiliates, including, without limitations, for sale of products and provision of services. Gross Sales shall not include VAT and bad debts according to the applicable Accounting Rules and as long as such bad debts are recognized by the Israeli Tax Authorities.

1.14 “Israeli Security Forces” means the Israeli law enforcement, military, paramilitary, governmental, and intelligence agencies, including, without limitations, [*********][*********][*********] [*********] [*********] [*********] [*********] [*********] [*********] [*********] [*********] [********] [*********] [********] [********]

1.15 “Know-How” means non-public information, know-how, data, methods, processes, techniques and results.

1.16 “Licensed Know-How” means (i) any Know-How relating to the Licensed Patents which is owned and/or controlled by Isorad on the Effective Date, (ii) the Consulting Services Results, and (iii) the Development Results.

1.17 “Licensed Patents” means (i) the Patent identified in Exhibit D, attached hereto (the “Existing Patent”), (ii) any patent applications and patents claiming priority from the Existing Patent; and (iii) any U.S., foreign or international patent or patent application obtained in respect of the Licensed Know-How.

1.18 “Licensed Product” means (i) all products, processes, methods or services that comprise, contain, derived from or incorporate, in whole or in part, Licensed Technology, or (ii) all products, processes, methods or services the development, production and/or sale of which is based on, or involves, in whole or in part, the use of Licensed Technology or (iii) all products, processes, methods or services which are produced or manufactured in whole or in part, using a process, method or system covered by, or falling within the Licensed Technology; or (iv) any other product, process, method or services that uses the Licensed Technology in any manner whatsoever and for any purpose whatsoever; and/or (v) any other commercialization and/or exploitation of Licensed Technology.

1.19 “Licensed Technology” means (i) the Licensed Patents; and (ii) the Licensed Know-How.

1.20 “Ordinary Shares” means ordinary shares of the Company, par value NIS 1.00 each.

1.21 “Person” means, any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or any other entity or organization.

1.22 “Royalty Period” means the period commencing on the earlier of four (4) years of the Effective Date or the first year the Company is cash flow positive, and ending twenty (20) years thereafter.

2. License Grant.

2.1 Isorad License. Subject to the terms and conditions set forth in this Agreement, Isorad hereby grants to the Company an exclusive, worldwide, royalty-bearing license, with no rights to transfer or sublicense (not as a whole and not in part), under the Licensed Technology, to make any and all uses of the same, including, without limitation, to develop, manufacture, use, market, offer for sale, sell, export and import Licensed Products solely in the Field (the “License”).

2.2 [*********] Rights. The License is conditioned upon the fully executed irrevocable mutual release and waiver in the form attached hereto as Exhibit F, between [*********] and Isorad of the rights and obligations in respect to the Licensed Technology and the Field granted pursuant to the MOU between Isorad and [*********] [*********] [*********] and any extension or supplement thereof.

2.3 Israeli Security Forces and Israeli Security Forces’/Governmental Budget or Order. Notwithstanding anything to the contrary herein, each of Isorad and Soreq reserves the right to practice the Licensed Technology for uses of/for the Israeli Security Forces, including [*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********][*********] It is hereby clarified, for avoidance of any doubt, that Isorad and Soreq may practice the rights under this Section 2.3 for uses of/for the Israeli Security Forces with/by/through the Israeli Military Industries, provided that such rights are practiced pursuant to an order from or the budget, directly or indirectly. of any one from the Israeli Security Forces and/or Governmental funds.

2.4 Research. Notwithstanding anything to the contrary herein, each of Isorad, Soreq and the IAEC shall have no restrictions of any kind relating the Licensed Technology for the purpose of research and research collaborations (and not for commercial use), in each case, either by themselves or through or with third parties, and to grant such rights to other third parties for such uses. In case Isorad, Soreq or the IAEC wishes to commercialize the results of such research (“Results”), it shall first offer the Company the right to obtain a license under the Results at terms and conditions to be negotiated between such parties in good faith (“First Right”) during a period of no more than 90 days from the date such Results has first been offered to the Company (“Negotiation Period”). This First Right shall terminate upon the earlier of: (i) the Company notifying Isorad, Soreq or the IAEC, as the case may be, prior to the end of the Negotiation Period that it does not wish to license the Results; or (ii) the Company and Isorad, Soreq or the IAEC, as the case may be, fail to agree on terms pursuant to which the Results would be licensed to the Company by the end of the Negotiations Period, unless extended by a mutual written agreement. Upon such termination, Isorad, Soreq and the IAEC shall be free to license the Results to any third party and/or to commercialize the Results as they shall see fit at terms and conditions taken as a whole not more favorable to the third party than the terms and conditions offered by the Company for such a license, and shall be released from any obligation to the Company whatsoever regarding the Results.

2.5 Publications. Isorad shall not publish non-public information regarding the Licensed Technology without obtaining the prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

2.6 Affiliates. The License granted to Company under Section 2.1 includes the right to have some or all of Company’s rights under Section 2.1 exercised or performed by one or more of Company’s Affiliates for and on behalf of Company and solely for the purpose of the execution of this Agreement, subject in each case to the terms and conditions of this Agreement and provided that:

(a) Company provides the full name and identity of such Affiliate to Isorad in writing and Isorad had approved the Affiliate in writing;

(b) no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any sublicense or rights under the Licensed Technology;

(c) Company shall be liable and responsible for actions taken or omissions by such Affiliates in exercising such rights on behalf of Company and shall cause the Affiliates to comply with the provisions of this Agreement and that such performance through Affiliates and contractors shall not adversely affect the rights of Isorad and Soreq;

(d) Such Affiliate does not pay any consideration (including indirect considerations such as in the form of dividends) to Company for the authorization by Company to exercise such rights; and

(e) Sales performed by such Affiliate will be considered as if performed by the Company.

2.7 Sublicesnes. The License is non-sub-licensable except with Isorad’s written consent and subject to a written sublicense agreement acceptable to Isorad and Soreq (including in respect to its financial terms which will be fair and reasonable to both Isorad and Company). The Company shall include in each application to Isorad to approve a sublicense, at least the following information: (i) the full name and identity of the potential sublicensee including its place of incorporation and its shareholders identity; (ii) the potential market of the sublicensee, business plan and commercialization plan of the potential sublicensee and how the sublicense will increase sales and revenues; and (iii) the financial terms being proposed to the sub-licensee for the sub-license and the consideration being proposed to Isorad from the sub-licensee’s sales and revenues.

The Company understands and acknowledges that Isorad as a Governmental Company has to carefully review, regarding each proposed sublicense, among others, defense, security, governmental and policy considerations. Isorad shall use its best efforts not to unreasonably delay such review.

2.8 No Other Grant of Rights. The License is not sub-licensable (except if otherwise agreed in writing as set forth in 2.4 above) and is non-transferable. Except for the rights and licenses expressly granted herein, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon either party by implication, estoppel or otherwise as to any technology, intellectual property rights or products of the other party, or any other entity, regardless of whether such technology, intellectual property rights or products are dominant, subordinate or otherwise related to any intellectual property rights licensed hereunder.

3. Consulting Services.

3.1 Consulting Services. Together with the execution of this Agreement, the Company shall engage the services of Soreq and Soreq shall provide to the Company, upon receiving all necessary approvals and the execution of the SOW, the Consulting Services pursuant to and in accordance with the Consulting Services Term and Conditions and subject to the payment of the fees set forth therein according to the payment terms therein. It is hereby agreed and understood that Isorad has no and shall have no responsibility in relation to the Consulting Services. .

3.2 Independent Contractors. The Company and its Affiliates’ directors, officers, employees, representatives or other third parties acting on its behalf, shall not pay, offer or promise to pay, or authorize the payment, directly or indirectly through any other person or entity, of any monies or anything of value to any person employed or engaged by Soreq in providing the Consulting Services and otherwise. None of Soreq’s employees or representatives providing the Consulting Services shall be deemed for any purpose to be employees of Company whether by contract, by operation of applicable laws or otherwise. The Company further acknowledges and understands that performance by such Soreq’s employees is governed by applicable laws and regulations which must be observed at all time, including, without limitations, the TAKSHIR. In case of any conflict or contradiction with such applicable laws, the applicable laws shall govern and prevail.

3.3 Non Solicitation. The Company shall not initiate or commence discussions with respect to the solicitation or hiring of any employee of Isorad and/or Soreq, during the term of this Agreement. Should this Agreement terminate by Isorad 13.2 or 13.3 earlier pursuant to Section, the non-solicitation above shall continue for another 12 months after such termination.

4. Title.

4.1 The entire right, title and interest in and to the Consulting Services Results and the Development Results and any intellectual property rights resulted therefrom are and shall be jointly owned by Soreq and the Company.

4.2 The entire right, title and interest in and to the Licensed Technology, excluding the Consulting Services Results and the Development Results, is and shall be owned solely and exclusively by Soreq.

5. Development and Commercialization.

5.1 Development Diligence. Company shall perform its undertakings according to the Development Plan, including: (a) develop Licensed Products based on the Licensed Technology in accordance with the Development Plan and as soon as practicable, by the earliest; (b) secure independent financing sufficient to perform the Development Plan; (c) obtain appropriate approvals in all major markets, to the extent required, (d) introduce Licensed Products into the commercial market; and (e) market and sell Licensed Products following such introduction into the market as soon as practicable. In addition, Company shall achieve each of the Development Milestones set forth in the Development Plan within the time periods specified therein (“Development Milestones”).

5.2 Adjustments of Development Plan. Amendments to the Development Milestones shall require the written agreement of Isorad, such agreement not to be unreasonably withheld, conditioned or delayed. Subject to the foregoing, Company will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Company believes, in its good faith judgment, are needed in order to improve Company’s ability to develop Licensed Products and to meet the Development Milestones as soon as possible.

5.3 Reporting. Within thirty (30) days after the end of each calendar quarter, Company shall furnish Isorad with a written report summarizing its and its Affiliates’ efforts during the previous calendar quarter to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; (c) marketing efforts and (d) a list of the Licensed Technology created, invented or developed in that calendar quarter. Together with each report, Company shall provide Isorad with a copy of the then current Development Plan.

5.4 Failure to Meet Development Milestone. In the event Company fails to meet any of the Development Milestones within the timetable set forth in the Development Plan for its achievement, Isorad shall have the right to terminate the license granted to the Company and this Agreement pursuant to section 13.2 hereto (for clarity the cure period shall be 180 days and not more than that) ,and the Company shall have no claim of any kind against Soreq and Isorad in this regard .

6. Consideration

As consideration for the License granted hereunder, Company shall pay Isorad (or Soreq at the written instructions of Isorad’s CEO) the following:

6.1 Royalties. Company shall, during the Royalty Period, pay Isorad royalties equal to two point two percent (2.2%) of all Gross Sales by the Company and its Affiliates.

6.2 Equity. Company shall issue Isorad or to a trustee for Isorad according to Isorad’s written instructions, such number of Ordinary Shares representing on the Effective Date one percent (1%) of the issued and outstanding share capital of the Company, on a Fully Diluted Basis.

6.3 Exit Fee. Upon the occurrence of an Exit Event, Company shall pay Isorad an amount equal to one percent (1%) of the Exit Consideration. Exit Consideration will be paid to Isorad in respect to each Exit Event, in case of multiple Exit Events.

7. Corporate Covenants.

7.1 Board Observer. The Articles of Association of the Company shall be amended to allow Isorad, during the term of this Agreement, the right, at its sole discretion, to appoint an observer to the Company’s Board of Directors (“Board”). If appointed, The Observer will sign an NDA for the benefit of the Company (allowing him to share the Company materials solely with Isorad and Soreq, pursuant to the purposes of this Agreement).Such observer shall participate in every committee of the Board. Any such observer shall take part, but have no vote, at the meetings of the Board and shall be entitled to receive all materials available to Board members according to the Articles and applicable law as well as all materials distributed by the Company to the Board at the same time as the Board members receive such materials, including copies of the minutes of the meetings. While acting as Isorad’s board observer, the individual is expected not to participate in any meeting or part thereof of the Company’s Board and he/she shall not receive the relevant portion of the meeting minutes or materials, to the extent necessary in order to avoid a conflict of interest between the Company and Isorad.

7.2 Anti Dilution. Isorad’s aggregate holdings in the Company shall not be diluted until after an equity investment in the Company at a pre-money valuation that is equal to or greater than five million US dollars ($5,000,000).

7.3 Put Option.

7.3.1 Isorad shall have the right to require the Company’s other shareholders at such time (the “Other Shareholders”) to purchase all of the shares held by Isorad in the Company as of such date (the “Put Option Shares”), pro rata to each Other Shareholder’s shareholding in the Company at such time, at a price per share equal to the nominal value of each Put Share (the “Put Share Purchase Price” and the “Put Option”, respectively).

7.3.2 The Put Option may be exercised by Isorad in whole (but not in part) at any time during and after the term of this Agreement by written notice to the Company.

7.3.3 Within 30 (thirty) days following the exercise of the Put Option by Isorad in accordance with Section 7.3.2 above, the following shall take place simultaneously: Isorad shall provide the Company with a duly executed share transfer deed for the transfer of the Put Shares to a trustee designated by the Company, to be held in trust for the Other Shareholders and the Company shall ensure that each Other Shareholder shall transfer its portion of the nominal value thereof to a bank account designated by Isorad. The sale and purchase of the Put Option Shares shall be completed on an “as is” basis, and Isorad shall not be required to make or undertake any representations, warranties or covenants in connection therewith. The Company shall apportion the Put Option Shares among the Other Shareholders by rounding fractions in a manner to be determined by the Board.

7.4 Co Sale.

7.4.1 In the event that the controlling shareholder of the Company shall offer to sell or accept an offer to sell any of its shares in the Company to a third party (respectively, the “Third Party” and the “Purchase Offer”), the controlling shareholder will be obligated to offer to Isorad a co-sale right allowing Isorad to join the controlling shareholder in such sale on similar terms thereof by selling up to a proportionate share of Isorad Shares (the “Co-Sale Shares”), which proportionate share of Isorad Shares shall be determined pro rata in accordance with the ratio between the shares being sold by the controlling shareholder and the controlling shareholder’s total shares in the Company. For the purposes hereof, the “Isorad Shares” shall mean shares of the Company held by Isorad.

7.4.2 The controlling shareholder shall, at least fifteen (15) business days prior to the intended date of consummation of the sale of its shares under the Purchase Offer, provide Isorad with written notice thereof, with a copy to the Company, which notice shall include the identity and details of the Third Party, the portion of the shares being sold by the controlling shareholder out of the controlling shareholder’s total shares in the Company and the terms and conditions of such Purchase Offer. Within seven (7) business days after receipt of said notice, Isorad may, by written notice to the controlling shareholder and the Company, indicate the number of Co-Sale Shares that shall be sold and transferred unto the Third Party concurrently with and on the same terms and conditions applicable to the sale of shares by the controlling shareholder (“Participation Notice”).

7.4.3 The controlling shareholder shall be prohibited from completing the sale and transfer of any of its shares in the Company to a Third Party and the Company shall be prohibited from approving and/or recording any such transfer of its shares unless the foregoing procedure is duly fulfilled. As used herein, “controlling shareholder” means one or more shareholders of the Company having control, where “control” means the holding of more than 50% of the equity or voting rights in the Company or the right to appoint a majority of Company’s Board or other equivalent body, in each case whether directly or indirectly, including through voting agreements or otherwise.

7.5 Drag Along. Isorad shall be subject to the drag along right applicable to all other shareholders of the Company from time to time and set forth in the Company’s Articles of Association.

7.6 Soreq’s Step In Rights. Any transfer of shares between Isorad, Soreq and a trustee appointed by either one of them is a permitted transfer that shall not require the consent of the Company’s Board and shall not be subject to any restrictions or limitations, including under the Company’s Articles of Association. Isorad and Soreq will have the right to realize the economic value of the shares as they deem fit.

7.7 Amended Articles. The Company’s corporate obligations vis-à-vis Isorad pursuant to this Section 7 shall be reflected in its Articles of Association in the form attached hereto as Exhibit E, which Articles of Association have been adopted by the requisite corporate organs of the Company on or prior to the Effective Date. Those special rights granted specifically to Isorad therein cannot be modified in any manner without Isorad’s prior consent in writing, which consent shall not be unreasonably withheld or delayed.

8. Reports; Payments; Records.

8.1 Reports. On each of September 15th and March 15th of each calendar year during the Royalty Period, Company shall deliver to Isorad a report containing the following information (“Semi-Annual Report”): (i) a calculation of Gross Sales for the applicable reporting period, including an itemized listing of applicable deductions; (ii) the total amount payable to Isorad in NIS for the applicable reporting period, together with the exchange rates used for conversion. Each such report shall be certified on behalf of Company as true, correct and complete in all material respects. If no amounts are due to Isorad for a particular reporting period, the report shall so state. Should the Company receive the right to grant sublicense(s), the provisions of this Section 8 shall apply to all relevant information regarding sublicensee’s income, including the reports, payments and audit rights herein.

8.2 Invoice. Based on the Reports submitted under Section 8.1 above, Isorad shall issue Company an invoice on all amounts due with respect to the Gross Sales.

8.3 Payment. On each of October 1st and April 1st of each calendar year during the Royalty Period, Company shall pay Isorad all amounts due with respect to Gross Sales for previous half-year period, against dully issued invoices. Payment of an Exit Consideration shall be made within 30 days of the receipt by the Company or its shareholders of the Exit Consideration and against a dully issued invoice.

8.4 Payment Currency. All payments due under this Agreement shall be payable in New Israeli Shekels unless agreed otherwise in writing.

8.5 Records. Company shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Gross Sales and shall contain sufficient information to permit Isorad to confirm the accuracy of any reports or notifications delivered to Isorad under Section Company and its Affiliates shall retain such records relating to a given year for at least five (5) years after the conclusion of that year, during which time Isorad shall have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit (in full or in part), other appropriate auditor) reasonably acceptable to Company to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s (or its Affiliate’s) compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Isorad any information other than information relating to the accuracy of reports and payments delivered under this Agreement or to the existence and content of any agreements, contracts or arrangements which are not in line with the Agreement. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the auditor delivers the results of the audit. In the event that any audit performed under this Section 8.5 reveals an underpayment in excess of ten percent (10%) in any calendar year, the audited entity shall bear the full cost of such audit.

8.6 Late Payments. Any payments by Company that are not paid on or before October 15th or April 15th or each year, as applicable, shall bear interest at the lower of (a) one and one percent (1%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Company shall not limit, in any way, Isorad’ right to exercise any other remedies Isorad may have as a consequence of the lateness of any payment.

8.7 Payment Method. Each payment due to Isorad under this Agreement shall be paid by check or wire transfer of funds to Isorad’s or if requested in writing by Isorad—to Soreq’s account. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

8.8 Taxes; Withholding. All amounts payable hereunder are exclusive of applicable VAT, which shall be added to amounts due hereunder as applicable. If Company is required to withhold any amounts payable hereunder to Isorad due to the applicable laws of any country, such amount will be deducted from the payment to be made by Company and remitted to the appropriate taxing authority for the benefit of Isorad. Company will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Company shall submit to Isorad originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Company will reasonably cooperate with Isorad to provide such information and records as Isorad may reasonably require in connection with any application by Isorad to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

9. Patent Filing, Prosecution and Maintenance.

9.1 Existing Patent. Isorad shall be responsible for the prosecution and maintenance of the Existing Patent and for payment of all the costs and expenses relating to such prosecution and maintenance.

9.2 Joint Patents. Company shall, in consultation with Isorad, be responsible for the preparation, filing, prosecution, protection and maintenance of all patents and patent applications within the Licensed Technology, excluding the Existing Patent. Unless otherwise agreed between Isorad and the Company, patent applications relating to the Licensed Technology, excluding the Existing Patent, shall be filed in no less than the following territories: Israel, the European Union (England, Germany and France),the USA and any additional country mutually agreed upon by the Parties (the “Mandatory Jurisdictions”). Company shall pay all patent-related expenses incurred in respect to the Licensed Technology, excluding the Existing Patent. Company shall further (a) instruct its patent counsel to furnish Isorad with copies of all correspondence relating to the patent rights in the Licensed Technology from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Isorad to review and comment on each such response; (b) give Isorad an opportunity to review the text of each patent application before filing; (c) consult with Isorad with respect thereto; and (d) supply Isorad with a copy of the application as filed.

9.3 Abandonment. Should Company decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any patent application or patent within the Licensed Technology, excluding the Existing Patent, in any country (each, an “Abandoned Licensed Patent”), Company shall provide Isorad with prompt written notice of such election. Upon receipt of such notice by Isorad, Company shall be released from its obligations pursuant to Section 9.2 hereof with respect to such Abandoned Licensed Patent, provided, however, that the Company shall remain responsible for expenses incurred prior to the receipt by Isorad of such notice.

9.4 Effect of Abandonment of Licensed Patents. In the event of Company’s abandonment of a patent application or patent within the Licensed Technology in any of the Mandatory Jurisdictions (“Abandoned Licensed Patents”), such abandonment in a Mandatory Jurisdiction shall constitute a material breach of this Agreement, entitling Isorad to terminate this Agreement pursuant to Section 13.2.

9.5 Marking. Company and its Affiliates shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word “Patent” and the number of all patent applications or patents included within the Licensed Technology that cover such Licensed Products. All License Products shipped or sold in other countries shall be marked in such a manner as to conform to the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of the patents within the Licensed Technology in such country.

10. Enforcement of Patent Rights.

10.1 Notice. In the event either Party becomes aware of any possible or actual infringement of any patent rights within Licensed Technology in the Field (an “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

10.2 Suit by Company. Company shall take action in the prosecution, prevention, or termination of an Infringement. Before Company commences an action with respect to an Infringement, it shall consider in good faith the views of Isorad and Soreq and the other licensor of the Existing Patent, Global Fluids international (GFI) S.A (“GFI”) in making its decision whether to sue. Should Company elect to bring suit against an infringer, it shall keep Isorad informed of the progress of the action and shall give Isorad (and GFI) an opportunity in advance to consult with Company and offer its views about major decisions affecting the litigation. Company shall give careful consideration to those views and shall not take action that may, in a reasonable likelihood, adversely effect the patent protection outside the Field of the Existing Patent. Without limiting the above, Isorad will notify Company in writing as soon as it becomes aware of any possible adverse effect as aforesaid. If Company fails to defend in good faith the validity and/or enforceability of the patent within the Licensed Technology in the action, or if Company’s license to a patent or patent claim in the suit terminates, Isorad (by itself, or others, including by GFI) may elect to take control of the action pursuant to Section 10.3.Should Company elect to bring suit against an infringer and one or both Soreq and Isorad are joined as party plaintiff in any such suit, Isorad shall have the right to approve the counsel selected by Company to represent Isorad/Soreq and Company, such approval not to be unreasonably withheld. The expenses of the suit or suits that Company elects to bring, including any expenses of Isorad and Soreq incurred in conjunction with the prosecution of such suits, if they are joined as party plaintiff in such a suit, or the settlement thereof, shall be paid for entirely by Company and Company shall hold Isorad and Soreq free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Company shall not compromise or settle such litigation without the prior written consent of Isorad, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the aforesaid, no such settlement or compromise may in a reasonable likelihood adversely effect the patent protection outside the Field of the Existing Patent. Without limiting the above, Isorad will notify Company in writing as soon as it becomes aware of any possible adverse effect as aforesaid. In the event Company exercises its right to sue pursuant to this Section10.2, it shall first reimburse itself and Isorad/Soreq out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Isorad shall receive an amount equal to 25% of such funds and the remaining 75% of such funds shall be retained by Company.

10.3 Suit by Isorad. If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within one-hundred and eighty (180) days after receipt of notice to Company by Isorad of the existence of an Infringement, either or both of Isorad and Soreq may elect to do so without any liability or responsibility to the Company. The expenses of such suit or suits that Isorad/Soreq elect to bring, including any expenses of Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for by Isorad/Soreq and they shall be entitled to the entire award, settlement, judgment and recovery. Isorad shall not compromise or settle such litigation without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, if and only if the compromise or settlement adversely affects the patents’ scope and protection in the Field.

10.4 In exercising its rights under the existing license with GFI, Isorad shall use its best commercial efforts to ensure that in case of enforcement of or litigation concerning the Existing Patent by GFI, the patent protection in the Field of the Existing Patent will not be adversely affected.

10.5 Counsel. In the event Company takes action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2, and one or both Isorad and Soreq reasonably believe there is a conflict of interest between the Company’s interests and Isorad’s own interests in connection with such action, Isorad(s) and Soreq shall have the right to be represented by counsel of their own selection in such action at their own expense. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party.

10.6 Cooperation. In any infringement suit as either Party or Soreq may institute to enforce the Licensed Patents pursuant to this Agreement, the other Party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

11. Warranties; Limitation of Liability.

11.1 Company’s Representations and Warranties. (a) Company represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Company represents and warrants that it will comply, and will ensure that its Affiliates comply, with all applicable export control laws and regulations (including, without limitation, Israeli and United States export control laws and regulations) and not sell, directly or indirectly, any Licensed Products but in compliance with the laws and regulations of Israel; (b) Company acknowledges and understands that the Existing Patent is licensed to a third party in the field of fuels, oil, crude oil and any other petroleum products; (c) Company has had an opportunity to ask questions and receive answers from Isorad and Soreq regarding the Licensed Technology and find it suitable for its needs and with no restrictions or limitations; (d) Company acknowledges and understand that the Licensed Technology is licensed and provided to the Company “as is” with no warranties or representations as to its use, development, ability to develop or commercialize any products and services and the like; (e) Company represents and warrants that there is no action, proceeding, inquiry or investigation pending or currently threatened against any of the Company or any of its founders, officers, directors and employees and/or to the Company’s contemplated activities and business. Neither the Company nor any of its founders, officers, directors and employees is a party to, or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality.

11.2 Isorad represents and warrants: (i) that it has the authority to enter into and execute this Agreement; and that (ii) it has been granted the right to commercialize the Licensed Patents by Soreq.

11.3 Disclaimer of Warranties.

11.3.1 EACH OF ISORAD AND SOREQ MAKES NO WARRANTIES WHATSOEVER AS TO THE SUCCESS, OR COMMERCIAL OR SCIENTIFIC VALUE, OF THE LICENSED TECHNOLOGY. EACH OF ISORAD AND SOREQ MAKES NO REPRESENTATION THAT THE LICENSED TECHNOLOGY WILL ENABLE THE DEVELOPMENT OF ANY PRODUCTS. EACH OF ISORAD AND SOREQ MAKES NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED TECHNOLOGY OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

11.3.2 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY ISORAD AND/OR SOREQ THAT ANY PATENTS ON PATENT APPLICATIONS, IF ANY, INCLUDED IN THE LICENSED TECHNOLOGY WILL OR CAN BE OBTAINED, OR THAT ANY LICENSED PATENT WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

11.3.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF ISORAD AND SOREQ MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY (INCLUDING WITHOUT LIMITATION THE LICENSED TECHNOLOGY), DEVELOPMENT RESULTS, CONSULTING SERVICES, CONSULTING SERVICES RESULTS, LICENSED TECHNOLOGY (INCLUDING WITHOUT LIMITATION THE LICENSED PATENTS), GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIM WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.4 Limitation of Liability.

11.4.1 EACH OF ISORAD AND SOREQ WILL NOT BE LIABLE TO THE COMPANY AND/OR TO ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

11.4.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, EXCEPT SOLELY IN CASE OF BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 11.2 ABOVE OR OF THE CONFIDENTIALITY IN SECTION 14 BELOW, ISORAD’S AND SOREQ’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, INCLUDING, WITHOUT LIMITATIONS, ANY DAMAGE RESULTING FROM THE CAPACITY AS SHAREHOLDER OF THE COMPANY, SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID TO ISORAD UNDER THIS AGREEMENT IN THE LAST 12 MONTHS PRIOR TO THE CLAIM GIVING RISE TO THE LIABILITY.

12. Indemnification and Insurance.

12.1 Indemnity. Company shall indemnify, defend and hold harmless Isorad and Soreq and their respective current and former directors, governing board members, trustees, officers, professional staff, employees and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the practice or use of any of the Licensed Technology by the Company, or any of its Affiliates or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted to the Company under this Agreement.

12.2 Procedures; Conditions. To receive indemnity, the Indemnitee must promptly provide written notice to the Company of any action or threatened action that would give rise to a claim for indemnity. The parties shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. It is hereby clarified, that the Company shall not be liable for any settlement of any matter for which it does not provide its written consent in advance, such consent not to be unreasonably withheld.

12.3 Insurance. The Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees under this Section 12, taking into consideration, among other things, the nature of the products or services commercialized. Isorad and Soreq shall be added as co-insured parties under such insurance policy. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policies, including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policies. The Company shall provide Isorad upon request with written evidence of such insurance. The Company shall continue to maintain such insurance after the termination of this Agreement during any period in which the Company or any Affiliate continues to make, use, or sell Licensed Products, and thereafter for a period of seven (7) years.

13. Term and Termination.

13.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 13, shall continue in full force and effect in perpetuity.

13.2 Termination for Default. In the event that either the Company or Isorad commits a material breach of its obligations under this Agreement and fails to cure that breach within one hundred and eighty (180) days after receiving written notice thereof, the other party (i.e. Isorad or the Company) may terminate this Agreement immediately upon written notice to the Party in breach. In addition to the foregoing, Isorad shall be entitled to terminate this Agreement in accordance with the provisions of Section 5.4. During this 180-day period the parties will have at least one meeting at the request of either party and on such date that is coordinated with all parties involved, and will thereafter reasonably maintain an open line of communications; provided that no extension of time shall be provided if such first meeting is delayed or eventually not scheduled and nothing in the sentence above may be interpreted to delay or hold the 180-day counting.

13.3 Bankruptcy. Isorad may terminate this Agreement upon notice to Company if Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Company and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.4 Termination By Isorad. Isorad may terminate this Agreement upon 30 business days prior written notice if in any Semi Annual Report the royalties payable to Isorad are Zero AND if during the period covered by such Semi Annual Report, the Company has done any of the following: abandoned, failed to renew, missed a patent office deadline or otherwise failed to prosecute and maintain any of the patents and patent applications under the Licensed Technology whose due date/deadline fell within that period of the Semi Annual Report or has not filed a patent application covering an invention made in the period of the previous Semi Annual Report which the parties have agreed to file as a patent application.

13.5 Effect of Expiration of the Royalty Period.

Upon the expiration of the Royalty Period, the License shall become: (i) royalty-free, worldwide, non-exclusive in respect to the Soreq Patents (as defined below); and (ii) royalty-free, worldwide, exclusive in the Field in respect to the Licensed Technology, excluding the Soreq Patents. All other terms and conditions of this Agreement shall remain unchanged and unaffected, including, without limitations, that the License is non-sublicensable and non-transferable and the obligation to pay the Exit Consideration.

As used herein, the term “Soreq Patents” means patents and patent applications claiming Consulting Results and/or Development Results whose at least one of the inventors is a Soreq’s or Isorad’s employee. Inventorship of inventions will be determined in accordance with principles of the applicable law.

13.6 Effect of Early Termination.

13.6.1 The License and the Licensed Technology. Upon termination of this Agreement by either the Company or Isorad pursuant to 13.2 or 13.3 or 13.4 above: (a) the rights and licenses granted to Company by Isorad under this Agreement shall terminate and Company shall have no further right to exploit the Licensed Technology; (b) the Company shall transfer and assign to Isorad its right, title and interest in and to all of the Consulting Services Results, Development Results and any information and documents, in whatever form, relating thereto and the Company shall fully cooperate with Isorad to effect such transfer and assignment and shall execute any document and perform any acts required to do so; and (c) Isorad shall have the unrestricted right to exploit Licensed Technology without obligation to Company.

13.6.2 Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations accruing prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

13.6.3 Return of Materials. Upon termination of this Agreement by either the Company or Isorad pursuant to 13.2 or 13.3 or 13.4 above, the Company shall return or transfer to Isorad, within 14 days of termination hereof, all material, in soft or hard copy, relating to the Licensed Technology or Licensed Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Isorad under this Agreement. Isorad shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Isorad or its representatives for this purpose.

13.7 Survival. The parties’ respective rights, obligations and duties under Sections 3.2, 6.3, 7, 8, 11, 12, 13.5, 13.7, 14 and 15 as well as any rights, obligations and duties which by their nature extend beyond the termination of this Agreement, shall survive termination of this Agreement.

14. Confidentiality. Each Party agrees that it will keep confidential, and not disclose or use Confidential Information (as defined below) other than for the purposes of this Agreement. Each Party shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Each Party may disclose the other Party’s Confidential Information only on a “need to know” basis subject to agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of a Party hereto or any of its employees, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the receiving Party at the time it was disclosed, as evidenced by such party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving Party by a third party who is not subject to obligations of confidentiality with respect to such information; or (iv) is independently developed without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

15. Assignment. The Company may not assign its rights under the Agreement without Isorad’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed and if given, may be conditioned by Isorad on, inter alia, the payment of a fee or other consideration in relation thereto. Any Exit Event or change in the Control in the Company constitutes an assignment of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the Party’s respective successors and assigns. Isorad may assign this Agreement and any right and obligation herein at any time and upon written notice to the Company to Soreq and to any other Affiliate of Isorad or Soreq.

16. Security. The Company acknowledges and agrees that Isorad is a governmental company (as described in the Governmental Company Law, 1975) and, as such, there are rules and restrictions that Isorad and all other entities entering into business with Isorad are subject to, including, inter alia, regarding security and confidentiality. Isorad maintains requirements regarding such matters, which requirements have been made available to the Company. The Company agrees to adhere to all such requirements as they apply to this Agreement and the rights and obligations herein as they exist today and as they may be amended or supplemented in the future.

17. Miscellaneous.

17.1 No Security Interest. Company shall not enter into any agreement under which Company grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Company herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 18.1 shall be null and void and of no legal effect.

17.2 Use of Name. Company shall not, and shall ensure that its Affiliates or any one on its behalf shall not use the name or insignia of Isorad or Soreq or the name of any of their officers, employees, contractors, consultants or any adaptation of such names, without the prior written approval of Isorad and Soreq. Isorad shall not use the name or insignia of Company, or the name of any Company’s employees, contractors, consultants or Isorad or any adaptation of such names, without the prior written approval of Company.

17.3 No Third Party Beneficiary. Except for Soreq, the IAEC, the Government of Israel and the Affiliates of each of the foregoing (and their successors and assigns) and other than the Affiliates of Isorad (and their successors and assigns), there is no other third party beneficiary under this Agreement.

17.4 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Company and Isorad with respect to the same.

17.5 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 15.4:

If to Company:

Security Matters, LTD

At Gonen Cohen, Law Office

103 haashmonaim st. POB 20233

Tel Aviv 61201, Israel

e-mail: sari@gc-law.co.i1;gonen@gc-law.co.il

Facsimile: +972-3-5612236

Attention: Gonen Cohen / Sari Simner

If to Isorad:	Soreq NRC, Yavne 810000, Israel [*********][*********][*********][*********][*********] [*********][*********][*********][*********][*********] Attention: Legal Counsel

With a copy to (which will not constitute a notice):	Pearl Cohen Zedek Latzer Baratz Azrieli Center, Round Tower, 18th Floor, Tel Aviv, Israel e-mail: YBaratz@PearICohen.com Facsimile: +972 9 9728001 Attention: Yael Baratz

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

17.6 Governing Law and Jurisdiction. This Agreement and any matter related or resulting from this Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law. The Parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel-Aviv-Jaffa shall have sole jurisdiction over any and all matters arising from or relating to this Agreement.

17.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.8 Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

17.9 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party through its authorized signatories or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

17.10 No Agency or Partnership or Representation. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent or representative for or partner of the other or any third party.

17.11 Force Majeure. Neither party will be responsible for delays resulting from causes of fire, explosion, flood, war, strike, or riot, provided that these events are directly preventing the nonperforming party to perform its obligations under this Agreement and the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

17.12 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

17.13 Severability. If any provision of this Agreement is ruled invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected and the invalid or unenforceable provision shall be reformed or construed to reflect the commercial understandings between the parties so that it would be valid, legal and enforceable to the maximum extent possible.

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IN WITNESS WHEREOF, the Parties have causes this Agreement to be executed by their duly authorized representatives as of the date first written above.

Isorad Ltd.		Security Matters, Ltd.

By:	[*********] [*********] [*********]	By:
Name:	[*********] [*********] [*********]	Name:
Title:	[*********] [*********] [*********]	Title:

By:	[*********] [*********] [*********]	By:
Name:	:[*********] [*********] [*********]	Name:
Title:	:[*********] [*********] [*********]	Title:

I, Attorney ......... confirms that the signatures of: ......... and ......... bind the Company and that the Company has approved this Agreement and authorized ......... and .......... to sign on its behalf.

Name:
License #:
Address:
Signature:

Exhibits:

Exhibit A - SOW

Exhibit B - Consulting Services Terms and Conditions

Exhibit C - Development Plan

Exhibit D - the Existing Patent

Exhibit E - Amendment Articles of Association

Exhibit F ..[*********] Waiver & Release